As filed with the Securities and Exchange Commission on December 8, 2003.

Registration No. ___________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SKYLYNX COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)
DELAWARE (State or other jurisdiction of incorporation or organization)	37-1465836 (I.R.S. Employer Identification No.)

500 Ringling Boulevard
Sarasota, Florida 34236
                                                         (941) 388-2882
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

SKYLYNX COMMUNICATIONS, INC. 2002 EQUITY INCENTIVE PLAN CONSULTATION AND SECURITIES COMPENSATION AGREEMENT WITH CARL DILLEY CONSULTATION AND SECURITIES COMPENSATION AGREEMENT WITH CLIFFORD L. NEUMAN
(Full Title of Plan)

Gary L. Brown
President and Chief Executive Officer
500 Ringling Boulevard
Sarasota, Florida 34236
                                                   (941) 388-2882
(Name, Address and Telephone number of Agent for Service)

Copies to:

Clifford L. Neuman, Esq.
Clifford L. Neuman P.C.
Temple-Bowron House
1507 Pine Street
Boulder, CO 80302
(303) 449-2100 (Telephone)
(303) 449-1045 (Facsimile)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be Registered	Proposed maximum offering price per share	Proposed maximum aggregate Offering price	Amount of Registration fee
Common Stock $.0001 Par Value	1,516,973 shares(1)	$.66(2)	$1,001,203(2)	$100.00

____________________

(1) The total number of shares of Common Stock, $.0001 par value (the "Common Stock") currently reserved for issuance under the SkyLynx Communications, Inc. 2002 Equity Incentive Plan (the "Plan") is 1,240,457, all of which shares are being registered under the Securities Act of 1933 pursuant to this Registration Statement. In addition to the shares issuable pursuant to the Plan, this Registration Statement registers shares subject to issuance pursuant to a Consultation and Securities Compensation Agreement (the "Dilley Consultation Agreement") between the Company and Carl Dilley. Under the terms of the Dilley Consultation Agreement, Mr. Dilley has been granted options exercisable to purchase for an aggregate purchase price of $100,000 shares of the Company's common stock at an exercise price equal to eighty percent (80%) of the market price of the Company's common stock, subject to certain terms and conditions. This Registration Statement registers an additional 125,000 shares subject to issuance pursuant to the Consultation and Securities Compensation Agreement between the Company and Clifford L. Neuman (the "Neuman Consultation Agreement.")

The Registration Statement also covers any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2) Inserted solely for the purpose of calculating the registration fee pursuant to Rule 457. Pursuant to Rule 457(h)(1), the fee is calculated on the basis of (i) as to the 1,240,457 shares of common stock issuable under the Plan, based on the average of the high and low bid prices of the Company's shares on November 6, 2003; (ii) for the shares issuable upon exercise of options under the Dilley Consultation Agreement, based upon the closing bid price of the Company's common stock on November 4, 2003 multiplied by eighty percent (80%) and divided into the sum of $100,000; and for shares issuable under the Neuman Consultation Agreement, based on the average of the high and low bid prices of the Company's shares on November 6, 2003 .

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

Item 1.      Plan Information.

       The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the Commission") and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this registration statement on Form S-8 or as prospectuses or prospectus supplements pursuant to Rule 424. SkyLynx Communications, Inc. (the "Company") will maintain a file of such documents in accordance with the provisions of Rule 428. Upon written or oral request to SkyLynx Communications, Inc., 500 Ringling Boulevard, Sarasota, Florida 34236 (telephone number (941) 388-2882), Attention Chief Financial Officer, the Company shall furnish, without charge, to employees, the Commission or its staff a copy or copies of all of the documents included in such file.

Item 1(b).   Securities to be Offered

       On May 7, 2003, the Company undertook a 1-for-7 reverse stock split of all of its unauthorized, issued and outstanding shares of capital stock. All outstanding options of the Company, as well as all shares reserved for issuance under the Company's 2002 Equity Incentive Plan have been appropriately adjusted to give effect to the reverse stock split. Accordingly, all information provided herein relating to the number of shares and the exercise price of outstanding options is provided on a post-reverse stock split basis so as to give effect to the reverse stock split.

       The total number of shares of Common Stock, $.0001 par value (the "Common Stock") currently reserved for issuance under the SkyLynx Communication, Inc. 2002 Equity Incentive Plan (the "Plan") is 1,240,457, all of which shares the Company hereby registers pursuant to this Registration Statement.

       Effective November 5, 2003, the Company entered into a Consultation and Securities Compensation Agreement with Carl Dilley (the "Dilley Consultation Agreement"), pursuant to which the Company has granted to Mr. Dilley nonqualified stock options exercisable to purchase shares of our Common Stock at an exercise price equal to eighty percent (80%) of the market value of our Common Stock on the date of the Consultation Agreement, up to an aggregate of $100,000 in aggregate exercise price. Under the Dilley Consultation Agreement, the options were granted in consideration of the performance of certain consulting services by Mr. Dilley in connection with, among other things, business continuity, finance and accounting, strategic planning, market development and related services. The options expire 90 days from first exercise date. The Dilley Consultation Agreement is for a term of 120 days, unless sooner terminated by mutual agreement of the parties, upon 30 days notice and in certain other events. The options have been issued under a Stock Option Agreement between the Company and Dilley (the "Option Agreement") which contains additional terms and conditions.

       The foregoing information related to the provisions of the Dilley Consultation Agreement and Option Agreement is intended to provide a summary thereof and does not purport to be a complete description of the Dilley Consultation Agreement and Option Agreement. Such summary should be read in conjunction with the copy of the Dilley Consultation Agreement and Option Agreement filed as exhibits to this Registration Statement and incorporated herein by this reference.

        Effective November 10, 2003, the Company also entered into a Consultation and Securities Compensation Agreement with Clifford L. Neuman (the "Neuman Consultation Agreement") under which the Company has agreed to issue to Mr. Neuman 125,000 shares of Common Stock for the performance of certain legal services for the Company. Mr. Neuman serves as securities counsel to the Company. The consulting agreement is for a period of six months unless sooner terminated by the parties by mutual agreement, upon thirty (30) days' notice and in certain other events.

        The foregoing information related to the provisions of the Neuman Consultation Agreement is intended to provide a summary thereof and does not purport to be a complete description of the Neuman Consultation Agreement. Such summary should be read in conjunction with the copy of the Neuman Consultation Agreement filed as an exhibit to this Registration Statement and incorporated herein by reference.

       This Registration Statement also covers any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

Item 2.     Registration Information and Employee Plan Annual Information.

              The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the Commission") and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this registration statement on Form S-8 or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

              There are hereby incorporated by reference in this Registration Statement the following documents, all of which were previously filed by the Company with the Commission:
1.	The Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2003.
2.	The Company's Definitive Proxy Statement relating to the Annual Meetings of Shareholders held on March 13, 2003.

             All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which registers all such securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

           Any statement contained in this Registration Statement, in a supplement to this Registration Statement or in documents incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any document that is subsequently incorporated by reference herein modifies such statement. Any statement so modified or superseded shall not be deemed, except as to be modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

       Not applicable.

Item 5. Interests of Named Experts and Counsel.

       Clifford L. Neuman, legal counsel to the Company, is the beneficial owner of 243,572 shares of the Company's common stock. Further, Mr. Neuman will receive an additional 125,000 shares as compensation under the Neuman Consultation Agreement.

Item 6. Indemnification of Directors and Officers.

       The Certificate of Incorporation of the Company, as permitted in Section 102 of the General Corporation Law of the State of Delaware (the "GCL"), eliminates the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) paying a dividend or approving a stock repurchase in violation of Delaware law, or (iv) any transaction from which the director derived any improper personal benefit.

       Under the Certificate of Incorporation of the Company, each director and officer of the Company is entitled to indemnification to the fullest extent permitted by the GCL, as the same exists or may hereafter be amended, against all expenses, liability and loss incurred in connection with any action, suit or proceeding in which he or she may be involved by reason of the fact that he or she is or was a director or officer of the Company. Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding (other than a derivative action) by reason of the fact that he or she is or was a director or officer or is or was serving at the request of the corporation as an agent of another entity, if he or she acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. In regard to a derivative action, indemnification may not be made in respect of any matter as to which an officer or director is adjudged to be liable unless the Delaware Court of Chancery, or the court in which such action was brought, shall determine such person is fairly and reasonably entitled to indemnity.

Item 7. Exemption from Registration Claimed.

       Not applicable.

Item 8. Exhibits.

Exhibit
Number        Exhibit Description
4.1	SkyLynx Communications, Inc. 2002 Equity Incentive Plan
5.1	Opinion of Clifford L. Neuman, P.C. as to the legality of the securities being registered
10.1	Consultation and Securities Compensation Agreement between the Company and Carl Dilley dated November 4, 2003
10.2	Consultation and Securities Compensation Agreement between the Company and Clifford L. Neuman dated November 4, 2003
10.3	Stock Option Agreement between the Company and Carl Dilley
23.1	Consent of Clifford L. Neuman, P.C. to the use of their opinion as an Exhibit to this Registration Statement is included in their opinion filed herewith as Exhibit 5.1
23.2	Consent of Cordovano & Harvey, P. C.
24.1	Powers of Attorney (included with the signature page to this Registration Statement)

Item 9. Undertakings.
(a)	The Company hereby undertakes:
(1)

To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement that includes any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
(b)

The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, this 8th day of December, 2003.
SkyLynx Communications, Inc.
By: /s/ Gary L. Brown Gary L. Brown, Chief Executive Officer and Chief Financial Officer

POWER OF ATTORNEY

       Each of the undersigned officers and directors of SkyLynx Communications, Inc., hereby constitutes and appoints Gary L. Brown, Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Directors of the Company, his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, in any and all capacities, to sign his name to any and all amendments to this Registration Statement on Form S-8, including post-effective amendments and other related documents, and to cause the same to be filed with the Securities and Exchange Commission, granting unto said attorneys, or either of them individually, full power and authority to do and perform any act and thing necessary and proper to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present, and the undersigned for himself hereby ratifies and confirms all that said attorneys shall lawfully do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, this S-8 Registration Statement has been signed by the following persons (or by their duly authorized attorney-in-fact) in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Gary L. Brown Gary L. Brown	President, Chief Executive Officer, Chief Financial Officer and Director	December 8, 2003
/s/ Stephen L. Rogers Stephen L. Rogers	Director	December 8, 2003
/s/ Steven R. Jesson Steven R. Jesson	Director	December 8, 2003